Contacts:

Kevin Comps, President
616-974-8491 | kevin.comps@northpointe.com

Brad Howes, CFO
616-726-2585 | brad.howes@northpointe.com

Northpointe Bancshares, Inc. Strengthens Leadership Team with Appointment of Joseph (JB) Long as Chief Operating Officer and Chief Credit Officer

GRAND RAPIDS, MICHIGAN (August 28, 2026) – Northpointe Bancshares, Inc. (NYSE: NPB) (the “Company”) and its wholly owned subsidiary, Northpointe Bank (the “Bank“), today announced that Joseph (JB) Long will join as Executive Vice President, Chief Operating Officer and Chief Credit Officer.

Mr. Long brings over 30 years of leadership experience in operations, balance sheet growth strategies, capital markets, revenue enhancement and corporate development within the banking and mortgage industries. Most recently, he served as Chief Banking & Capital Markets Officer at Cenlar FSB, where he oversaw portfolio risk management, banking operations, capital markets and strategic development initiatives. Earlier in his career, he spent more than 25 years with EverBank, where he held a number of senior leadership roles and played a key role in building and scaling the company’s capital markets, mortgage banking and portfolio management platforms. He later served as President and Chief Revenue Officer of Incenter Lender Services and EVP of Capital Markets at Onity Group (formerly Ocwen).

“We are very excited to welcome JB to our executive team,” said Kevin Comps, President. “He brings a unique combination of banking, capital markets, credit and mortgage expertise that aligns directly with our long-term growth strategy. His experience scaling businesses, while maintaining a strong focus on risk management and operational excellence, will be a tremendous asset to Northpointe.”

Effective September 14, 2026, he will take over as Chief Operating Officer and Chief Credit Officer, both roles currently held by Kevin Comps, the Bank’s President. In his new role, Mr. Long will oversee the Bank’s credit, capital markets and mortgage operations functions.

“I am honored to join Northpointe and serve alongside such a talented and dedicated team,” said Mr. Long. “They have built an exceptional reputation for innovation, customer service and disciplined growth. I look forward to helping the Company expand on that success while continuing to deliver value for customers, communities, and stakeholders.”

About Northpointe Bancshares, Inc.:
Headquartered in Grand Rapids, Michigan, Northpointe Bancshares, Inc. is the holding company of Northpointe Bank, a client-focused company that provides home loans and retail banking products to communities across the nation. Our mission is to be the best bank in America by bringing value and innovation to the people we serve. To learn more visit www.northpointe.com.